UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 24, 2015, Sunesis Pharmaceuticals, Inc. (“Sunesis”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market notifying Sunesis that, for the last 30 consecutive business days, the bid price for Sunesis’ common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Listing Rule 5550(a)(2) (the “Rule”).

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), Sunesis has been given 180 calendar days, or until May 23, 2016, to regain compliance with the Rule. If, at any time before May 23, 2016, the bid price for Sunesis’ common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under Listing Rule 5810(c)(3)(A), the Staff will provide written notification to Sunesis that it complies with the Rule. If Sunesis does not regain compliance with the Rule by May 23, 2016, but meets The NASDAQ Capital Market initial inclusion criteria set forth in Listing Rule 5505, except for the $1.00 per share bid price requirement, Sunesis will be granted an additional 180 calendar day compliance period.

If Sunesis does not regain compliance with the Rule by May 23, 2016 and is not eligible for an additional compliance period at that time, the Staff will provide written notification to Sunesis that its common stock may be delisted. At that time, Sunesis may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel (“Panel”). Sunesis would remain listed pending the Panel’s decision. There can be no assurance that, if Sunesis does appeal the delisting determination by the Staff to the Panel, that such appeal would be successful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 27, 2015

SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Eric H. Bjerkholt
Eric H. Bjerkholt
Executive Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary